Exhibit 99.1

Bellicum Pharmaceuticals Enters into Research Collaboration with Leiden University Medical Center to Discover Natural High-Affinity TCRs

New collaboration builds on current license and research agreement for TCR candidates, including BPX-701

HOUSTON, TX – June 2, 2016 – Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today announced it has entered into a research agreement with Leiden University Medical Center (LUMC), Netherlands, to discover and validate natural high-affinity TCR (T cell receptor) product candidates targeting several cancers. The new collaboration builds on an earlier agreement with LUMC that gave Bellicum worldwide rights to TCR product candidates targeting solid tumors that express PRAME (preferentially-expressed antigen in melanoma) and other antigens.

“We are enthusiastic about the potential of TCRs that incorporate our switch technology to produce a targeted, potent and controlled attack on certain cancers,” said Tom Farrell, President and Chief Executive Officer of Bellicum Pharmaceuticals. “Dr. Mirjam Heemskerk and her group from the Department of Hematology of the LUMC, have made significant breakthroughs in the development of natural high-affinity TCRs, and we look forward to their continued discoveries as we prepare to launch clinical studies this year of our first TCR, BPX-701, under our current license from Leiden.”
Under terms of the new collaboration, Bellicum will provide financial support to LUMC over a three-year term in exchange for the right to exclusively license any high-affinity TCRs discovered under the agreement.

TCRs are engineered T cells that become activated in the presence of cancer cells containing a target antigen. Bellicum’s first TCR product candidate, BPX-701 targeting PRAME, is expected to enter Phase 1/2 clinical trials in mid-2016 to treat refractory acute myeloid leukemia (AML) and myelodysplastic syndromes (MDS). BPX-701 was licensed from Leiden in 2015 and incorporates Bellicum’s proprietary safety mechanism, CaspaCIDe®, for improved control over the cells.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

About Leiden University Medical Center
As a center of medical innovations, the Leiden University Medical Center (LUMC) strives towards an internationally recognized leading role in the improvement of quality of health care. The core businesses of LUMC are patient care, research, education and training. Research of Dr. Mirjam Heemskerk and her group from the department of Hematology of the LUMC, has led to the discovery of TCRs with high specificity for tumor cells that now can be explored in clinical studies. The research of the Department of Hematology aims to translate basic research achievements into clinical applications in the field of hematopoietic stem cell transplantation and immune therapy of cancer. The establishment of the license agreement has been facilitated by knowledge exchange office Luris, on behalf of LUMC.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to TCRs and to CaspaCIDe; the success of our collaboration with LUMC; the effectiveness of BPX-701, its possible range of application and potential curative effects and safety in the treatment of diseases including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials; the timing of regulatory filings for BPX-701; our research and development activities relating to BPX-701; and the potential applications of our product candidate BPX-701. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2015. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investors:
Alan Musso, CFO
Bellicum Pharmaceuticals
832-384-1116

amusso@bellicum.com

Media:

Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

For contact with the Leiden University Medical Center, contact the press officer at directorate Communication, telephone +31 71 526 8005, e-mail: cummunicatie@lumc.nl.

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